Exhibit 99.1


February 9, 2006
Adsouth Partners, Inc. Provides Business Update and First Quarter 2006 Revenue Guidance


Full-Year 2005 Revenue Exceeds Guidance of $12 Million; First Quarter 2006 Revenue Will Exceed $5.5 Million; Adsouth Launches New Subsidiary - Genco Power Solutions


Adsouth Partners, Inc. (OTCBB:ASPR), Chief Executive Officer, John Cammarano today provided a business update and revenue guidance for the first quarter 2006.

Since mid 2005, Adsouth has made meaningful progress and our efforts to refocus the Company are delivering tangible results. Not only did we deliver significant year over year revenue growth in both our advertising and product businesses, but we were able to build scale and reduce the risk or dependencies on any single product or client. Revenue for full-year 2005 will exceeded our previously provided guidance of $12 million, compared to revenue of approximately $3.25 million for full-year 2004. We will report our fourth quarter and full-year 2005 financial results on March 20, 2006.

As we begin 2006, we are encouraged by our new product introductions, recent new customers business wins and our commitment to maintaining our financial discipline. But we continue to be focused on being a more performance driven, profit driven and efficient organization in all areas of our business - creative, product development, financial and operational. We have transitioned the company from a solid story with a proven business model to a business that continues to demonstrate growth from year to year, as well as profitability.

Adsouth has been very active over the last eight months in developing, pursuing and finalizing numerous new product introductions and business-building opportunities that we believe will set the foundation for 2006. Recently, we finalized and are executing some key product and business introductions and advertising campaigns that have positioned Adsouth well for future growth.

Adsouth Launches New Subsidiary

Recently, Adsouth formed a new majority-owned subsidiary to enable Adsouth to enter its first consumer durable product category, power generation systems. Adsouth will market, sell, install and service integrated power generator systems to residential homeowners and commercial business throughout Florida. We are very excited about this opportunity because it continues to diversify our product portfolio and leverages Adsouth's direct response advertising, creative marketing and productions capabilities.

According to the agreement, Adsouth will own 66% of the new subsidiary and it will operate under the name Genco Power Solutions (Genco). Genco is currently operating with an experienced team of two vice presidents, a general manager, 12 sales professionals, as well as a staff of customer service representatives. The new subsidiary, Genco, has entered into a non-exclusive distribution agreement with Wisconsin based Guardian, who will provide the generators.

In just over 10 days of radio advertising Genco has generated more than 1,000 leads and has booked 12 orders which will begin shipping in May 2006. We project an average order of $18,500.00 per install with commercial installations already coming on line. We believe by integrating Adsouth's direct to consumer and direct response advertising expertise, with the new team's experience in engineering, permitting and installation of power generator systems, the Company can quickly expand this business by meeting the rapidly growing demand for power generator systems particularly in regions associated with hurricanes and other severe weather conditions that result in power outages in Florida.


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Advertising Developments

As of today, we are working with several clients on various campaigns with the goal of building brand awareness and converting that awareness into acceptance for our client's products or product line.

After our initial campaign launch in the summer of 2005, our work with Stacker 2 continues very strong in the first quarter 2006. We just completed new spots for Stacker 2 products and have launched them nationally. We use this account as a benchmark for demonstrational purposes describing how our advertising sector operates. We provide services over and above traditional advertising firms by analyzing drug and mass retail sell through data, as well as Wal-Mart retail link data, to track product sell through. In addition, we build back-end revenue streams that derive directly from advertising expenditures, as well as consulting with our clients on how to reach more consumers through a direct-response marketing platform. Our marketing strategy is to enable our clients to use direct-response marketing to effectively reduce their overall advertising expenditure while reaching more consumers.

We continue to capitalize on the many synergies that are maintained between our advertising and products sector. On several occasions Adsouth will cooperate with a client on an even deeper level. Many companies that have a product or products and originally come to us as an advertising consulting deal will be funneled to our products division. These companies may not have the ability to penetrate the market due to capital restraints, infrastructure issues, and/or lack of expertise. However, if the product meets the criteria that we have established in order to build a direct response and retail campaign, we may obtain marketing rights for the product. Specific products that have been presented and rolled-out under this model have been Simon Solutions (Pam Anderson Lip Solution), E70 and StarMaker Products (Pearl). We are currently negotiating four new products under this model, although we cannot give assurances that we will be able to obtain the rights to these products.

Products Developments

Today, Adsouth has twenty proprietary products being marketed and sold under our master brand DermaFresh, versus only three at the start of 2005. The company currently distributes products to Wal-Mart, CVS, Walgreens, Eckerds/Brooks, BJ's, GNC, Ulta, Duane Rheade, Bed Bath, Linens, Kerr Drug, Kinney Drug, as well as several catalogs and assorted distributors.

In January 2006, we entered a new fast growing consumer category, the feminine hygiene category, with the introduction of our Mitsu Products product line. The Mitsu line, which has been trademarked, was conceived and created internally by Adsouth and will be marketed and distributed utilizing the company's existing channels of distribution under the DermaFresh brand to maximize the opportunity in the marketplace. This is an emerging category within the mass-market and since the middle of 2005 has gained a higher level of acceptance at such outlets as Wal-Mart, CVS, and Walgreens. We believe we can capitalize on our marketing and merchandising expertise to secure brand awareness for Mitsu this year. We intend to market this line aggressively and advertising has already begun with full page print ads in such trade publications as MMR. The Mitsu products will be available for shipment in 60 days.

In November, we announced the signing of an exclusive two year promotional agreement with StarMaker Products, a joint effort between director and former Happy Days star, Anson Williams and renowned makeup artist and product developer JoAnna Connell. The agreement covers a select number of StarMaker's products to be distributed domestically and internationally under Adsouth's DermaFresh brand. In early February 2006, it was announced that we secured retail placement in no less than four major U.S. retailers for StarMaker's first product Pearl Anti-Wrinkle Moisturizing Mist. We are excited about the national launch of Pearl Anti-Wrinkle Moisturizing Mist into approximately 15,000 retail locations throughout the country. Our relationship with StarMaker Products clearly demonstrates how a full cycled campaign can successfully work together to drive brand awareness, while leveraging Adsouth's international retail distribution infrastructure to increase retail acceptance of this and other key DermaFresh products. The national advertising campaign has already initiated with combined Print and TV. The TV spot can be viewed at http://www.dermafresh.com .


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Operational Developments

From an operational perspective, at the end of the third quarter 2005, Adsouth moved into a new facility with over 23,000 square feet of floor space. The company has just taken additional space next door to its current facility in order to house the expanded 20 team members for Genco Power Solutions. This new facility offers Adsouth the capability to offer complete in-house order fulfillment which now allows us to modify product configurations via packaging and assemble. In addition, the new facility gives us the potential to increase the number of products we can offer and creates new channels of distribution services. Finally, we now have a full in-house production capability which will help us manage our production costs in a more efficient manner.

Financial Developments

In the summer of 2005 we restructured the company in order to provide Adsouth the financial flexibility needed to execute our growth strategy. We completed a $2.6 million private placement and eliminated the unfavorable convertible and long-term debt. As we move into 2006, we are maintaining our strong financial discipline.

Growth Strategy

Our goal is to build Adsouth into a leader in our business segments by executing our growth strategy. Adsouth's growth strategy is to: 1) Increase predictability by building scale, creating new revenue streams, diversifying the product and client base, expanding retail shelf space and generate consistent reorder patterns; 2) Expand product and advertising opportunities by increasing current suite of DermaFresh Products, developing direct response marketing programs for new product offerings, acquiring distribution rights for products with national appeal and winning new and larger national advertising accounts; and 3) Leverage the company's national retail distribution infrastructure by utilizing our new fulfillment facility and expanding retail distribution channels.

First Quarter 2006 Revenue Guidance

At this point, Adsouth believes revenue for the first quarter 2006 will be in excess of $5.5 million compared to $1.7 million in the first quarter 2005. At this time, this guidance does not reflect any contribution during the first quarter 2006 from our newly established subsidiary Genco Power Solutions.

Over the last few quarters we have asked a great deal from our employees and they have delivered. But there is still work ahead. However, our team is more committed than ever to being the most creative, most customer-orientated and most aggressive company in our industry.

About Adsouth Partners, Inc.


Adsouth Partners is a vertically integrated direct response marketing company that generates revenues from the placement of advertising, the production of advertisements, creative advertising and public relations consulting services. Since mid 2004, it has expanded its activities as it obtained the rights to products that it markets and sells to retail outlets. Adsouth Partners, through its product division DermaFresh, has previously announced shipments to several of the largest retailers in the country. A complete list is available on our website at http://www.adsouthinc.com and a preview of the products offered is available at http://www.dermafresh.com. Information on our websites and any other websites do not constitute a part of this press release.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the Safe Harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Events that may arise could prevent the implementation of any strategically significant plan(s) outlined above. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company's Form 10-KSB filing, its registration statements and other filings with the United States Securities and Exchange Commission (available at www.sec.gov). The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.


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Adsouth Partners, Inc., Boca Raton
John Cammarano, 561-750-0410
or
Investor Relations:
Alliance Advisors
John Lovallo, 203-431-0587
http://www.allianceadvisors.net



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